UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

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InnerWorkings, Inc.

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InnerWorkings, Inc.
600 West Chicago Avenue, Suite 850
Chicago, Illinois 60654

April 17, 2015

To Our Stockholders:

On behalf of the Board of Directors and management, we cordially invite you to attend the annual meeting of stockholders to be held on Wednesday, June 3, 2015, at 11:00 a.m., Central Time, at our corporate headquarters, 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

The following pages contain the formal notice of the annual meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

The purpose of the meeting is to consider and vote upon proposals to (i) elect eight directors who have been nominated for election and (ii) ratify the appointment of our independent registered public accounting firm for 2015. In addition to the specific items to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

We are pleased to again take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. The proxy statement contains instructions on how you can request a paper copy of the proxy statement and annual report.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by mail if you request a proxy card in writing. Instructions regarding these methods of voting are contained on the notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on June 3, 2015.

We look forward to seeing you at the meeting.

Sincerely yours,

Jack M. Greenberg Chairman of the Board	Eric D. Belcher Chief Executive Officer, President and Director

Notice of 2015 Annual Meeting of Stockholders
600 West Chicago Avenue, Suite 850
Chicago, Illinois 60654
June 3, 2015, 11:00 a.m., Central Time

April 17, 2015

Fellow stockholders:

Notice is hereby given that the annual meeting of the stockholders of InnerWorkings, Inc. (the “Company”), a Delaware corporation, will be held on Wednesday, June 3, 2015 at 11:00 a.m., Central Time, at our corporate headquarters, 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654 for the following purposes:

•	to elect eight members of the Board of Directors to serve until the 2016 annual meeting of stockholders or until their respective successors are elected and qualified; and
•	to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015.

These items of business, including the nominees for director, are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on April 8, 2015 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting in person. However, whether or not you plan to attend the annual meeting in person, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Only stockholders of record as of the close of business on April 8, 2015 are entitled to receive notice of, and to attend and to vote at, the meeting. We look forward to seeing you at the annual meeting.

By Order of the Board of Directors,

Ronald C. Provenzano
General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 3, 2015

Our Proxy Statement and 2014 Annual Report are available at http://www.proxyvote.com. You may also request hard copies of these documents free of charge by writing to:

Investor Relations
InnerWorkings, Inc.
600 West Chicago Avenue, Suite 850
Chicago, Illinois 60654

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Date and Time:	Wednesday, June 3, 2015 at 11:00 a.m., Central Time
Location:	600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654
Record Date:	April 8, 2015

Items to be Voted on at the 2015 Annual Meeting of Stockholders

Proposal	Board of Directors’ Recommendation
• Elect eight members of the Board of Directors to serve until the 2016 annual meeting of stockholders or until their respective successors are elected and qualified.	FOR
• Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015.	FOR

Director Nominees

Name	Director Since	Independent	Other Public Boards	Committee Memberships
				AC	CC	NCG
Jack M. Greenberg (Chairman of the Board)	2005	Yes	4		M	M
Eric D. Belcher (Chief Executive Officer)	2009	No	0
Charles K. Bobrinskoy	2008	Yes	0	C, F	M
David Fisher	2011	Yes	2	M	M
Daniel M. Friedberg	2014	Yes	1		M	M
J. Patrick Gallagher, Jr.	2011	Yes	1		C	M
Julie M. Howard	2012	Yes	2	M	M	M
Linda S. Wolf	2006	Yes	1	M	M	C

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
NCG	Nominating and Corporate Governance Committee	F	Financial expert

Strong Corporate Governance and Compensation Practices

Governance

✓	All directors except the CEO are independent (see pages 8, 10)
✓	All directors are elected annually (see page 8)
✓	Directors are elected by majority vote, with plurality standard for contested elections (see page 8)
✓	The roles of Chairman of the Board and CEO are currently separate (see page 8)
✓	No shareholder rights plan or poison pill (see page 8)
✓	No cumulative voting (see page 1)
✓	Proactive stockholder governance outreach (see pages 11, 25)
✓	Published corporate governance guidelines summarizing key governance practices (see page 11)

Compensation

✓	Pay for performance approach (see pages 16 – 18)
✓	Independent compensation committee and independent compensation consultant (see pages 8, 19)
✓	Directors and officers subject to stock ownership guidelines and stock holding policy (see pages 24 – 25, 39)
✓	Policy against hedging/pledging (see page 25)
✓	Long-term focus and stockholder alignment through equity compensation (see page 17)
✓	No problematic pay practices, such as excise tax gross-up provisions (see page 18)
✓	No “single trigger” change in control severance arrangements (see page 18)

Proxy Statement for the Annual Meeting of Stockholders of

INNERWORKINGS, INC.

To Be Held on Wednesday, June 3, 2015

i

600 West Chicago Avenue, Suite 850
Chicago, Illinois 60654

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished commencing on or about April 24, 2015 in connection with the solicitation by the Board of Directors of InnerWorkings, Inc., a Delaware corporation. In this proxy statement, we refer to InnerWorkings, Inc. as the “Company,” “we,” “our” or “us” and the Board of Directors as the “Board.” We are sending the proxy materials because the Board is seeking your permission (or proxy) to vote your shares at the annual meeting of stockholders on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only stockholders of record at the close of business on April 8, 2015, the record date, are entitled to vote at the meeting, with each share entitled to one vote. We have no other voting securities.

Annual Meeting Information

Date and Location.  We will hold the annual meeting on Wednesday, June 3, 2015 at 11:00 a.m., Central Time, at our corporate headquarters at 600 West Chicago Avenue, Suite 850, Chicago, Illinois, 60654.

Admission.  Only record or beneficial owners of the Company’s common stock or their proxies may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Voting Information

Record Date.  The record date for the annual meeting is April 8, 2015. You may vote all shares of the Company’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each item to be voted on at the annual meeting. Cumulative voting is not permitted. On the record date, 53,309,401 shares of our common stock were outstanding. We need a majority of the shares of common stock outstanding on the record date, represented in person or by proxy, to hold the annual meeting.

Confidential Voting.  Our Amended and Restated Bylaws (the “Bylaws”) provide that your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances, such as when you request or consent to disclosure.

Vote by Proxy.  If your shares of common stock are held in your name, you can vote your shares on items presented at the annual meeting or by proxy. There are three ways to vote by proxy:

1.	By Telephone — Stockholders can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
2.	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or
3.	By Mail — You can vote by mail by signing, dating and mailing a proxy card that you request in writing.

Submitting Voting Instructions for Shares Held Through a Broker.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting with proper evidence of stock holdings, such as a recent brokerage account or bank statement. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases. Brokers may vote your shares as described below.

•	Non-discretionary Items. All items, other than the ratification of the appointment of the Company’s independent registered public accounting firm, are “non-discretionary” items. It is critically important that you submit your voting instructions if you want your shares to count for non-discretionary items, such as the election of directors. Your shares will remain unvoted for such items if your broker does not receive instructions from you.
•	Discretionary Item. The ratification of the appointment of the Company’s independent registered public accounting firm is a “discretionary” item. Brokers that do not receive instructions from beneficial owners may vote uninstructed shares in their discretion.

In order to carry on the business of the meeting, we must have a quorum. This means that stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum but broker non-votes are not considered “present” for purposes of voting on non-discretionary items, such as the election of directors. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Revoking Your Proxy.  You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Ronald C. Provenzano, Corporate Secretary, InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois, 60654; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

Votes Required to Elect Directors.  In order to be elected, director nominees must receive the affirmative vote of a majority of the votes cast in the election of directors. In other words, a nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such nominee. The size of the Board is currently set at eight members.

Votes Required to Adopt Other Proposals.  The ratification of Ernst & Young LLP’s appointment as independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.

“Abstaining” and “Broker Non-Votes.”  You may “abstain” from voting for any nominee in the election of directors and on the other proposals. Shares “abstaining” from voting on any proposal will be counted as present at the annual meeting for purposes of establishing the presence of a quorum. Your abstention will have no effect on the election of directors and will have the effect of a vote against the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm. Broker non-votes will have no effect on the election of directors. There are no broker non-votes with respect to the ratification of Ernst & Young LLP’s appointment as independent registered public accounting firm as it is a discretionary item.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

Nominees

The size of the Board is currently set at eight members. At the annual meeting, the stockholders will elect eight directors to serve until the 2016 annual meeting of stockholders or until their respective successors are elected and qualified. All of our nominees are currently directors. Any director vacancy occurring after the election may be filled by a majority vote of the remaining directors. In accordance with the Company’s Bylaws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of stockholders.

We use a majority voting standard to elect directors in uncontested director elections. The date for determining if an election is contested or uncontested has been set at 14 days before the Company files its definitive proxy statement. This procedure is intended to clarify whether directors will be elected under a majority or plurality standard prior to soliciting proxies. Accordingly, assuming a quorum is present, in order to be elected in an uncontested election such as this one, director nominees must receive the affirmative vote of a majority of the votes cast in the election of directors. In other words, a director nominee must receive more votes “FOR” his or her election than votes “AGAINST” such nominee. Our Corporate Governance Guidelines requires that prior to each annual stockholder meeting, incumbent directors submit a contingent resignation in writing to the Chairman of the Nominating and Corporate Governance Committee to become effective only if the director receives a greater number of votes “AGAINST” his or her election than votes “FOR” his or her election. Following the stockholder vote, the Nominating and Corporate Governance Committee will promptly consider the resignation submitted by such director and will recommend to the Board whether to accept or reject the tendered resignation. In considering whether to accept or reject the tendered resignation, the Committee will consider all factors deemed relevant by its members. The Board will act on the Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting where the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board deems to be relevant. Any director who tenders his or her resignation pursuant to our Corporate Governance Guidelines will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

In April 2014, we entered into a letter agreement (the “Letter Agreement”) with Sagard Capital Partners, L.P. (“Sagard”) and Daniel Friedberg in connection with the Board’s decision to nominate and elect Mr. Friedberg to the Board in April 2014. He was re-elected by our stockholders at our 2014 Annual Meeting. As of April 8, 2015, Sagard owned approximately 14.0% of our outstanding common stock.

All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named herein will be unable or unwilling to serve as a director if elected.

The Company believes that its Board, as a whole, should encompass a range of talent, skill, diversity, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background, experience and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. Although the Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company’s business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company’s policy is to have at least a majority of our directors qualify as “independent directors” as defined in the rules of NASDAQ. Currently, seven of our eight directors are independent.

The Nominating and Corporate Governance Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of the Company, particularly in industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the director nominees holds or has held senior positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development. Each of our directors also has experience serving on boards of directors and committees of other organizations.

The Nominating and Corporate Governance Committee also believes that each of the nominees has the experience, expertise, integrity, sound judgment and ability to engage management in a collaborative fashion to collectively comprise an effective Board. In addition, the Nominating and Corporate Governance Committee believes that each of the nominees are committed to devoting significant time and energy to service on the Board and its committees.

The Company’s Bylaws provide that the number of directors that shall constitute the Board shall not be less than three nor more than fifteen. The size of the Board is currently set at eight members.

The names of the director nominees, their ages as of April 17, 2015, their recent employment or principal occupation, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as an InnerWorkings director are set forth below.

Name	Age	Position
Jack M. Greenberg(2)(3)	72	Chairman of the Board
Eric D. Belcher	46	Chief Executive Officer, President and Director
Charles K. Bobrinskoy(1)(2)	55	Director
David Fisher(1)(2)	46	Director
Daniel M. Friedberg(2)(3)	55	Director
J. Patrick Gallagher, Jr.(2)(3)	63	Director
Julie M. Howard(1)(2)(3)	52	Director
Linda S. Wolf(1)(2)(3)	67	Director

(1)	Current member of our Audit Committee.
(2)	Current member of our Compensation Committee.
(3)	Current member of our Nominating and Corporate Governance Committee.

DIRECTOR NOMINEES

Jack M. Greenberg has served on our Board since October 2005 and has served as the non-executive Chairman of the Board since June 2010. Mr. Greenberg currently serves as the Chairman of The Western Union Company. Mr. Greenberg retired as Chairman and Chief Executive Officer of McDonald’s Corporation, a publicly-traded global food service retailer, at the end of 2002. He had served as McDonald’s Chairman since May 1999 and as its Chief Executive Officer since August 1998. Mr. Greenberg served as McDonald’s President from August 1998 to May 1999, and as its Vice-Chairman from December 1991 to August 1998. Mr. Greenberg also served as Chairman, from October 1996, and Chief Executive Officer, from July 1997, of McDonald’s USA until August 1998. Before joining McDonald’s, Mr. Greenberg was a partner and Director of Tax Services for both the Midwest Region and Chicago office of Arthur Young & Company, and served on the firm’s management committee. He is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society and the Chicago Bar Association. Mr. Greenberg is a director of The Allstate Corporation, The Western Union Company, Hasbro, Inc., and Quintiles Transnational. Mr. Greenberg’s civic involvement includes service as the Chairman of the Metropolitan Pier & Exposition Authority (MPEA), the public agency which owns McCormick Place and Navy Pier, and service on the board of Choose Chicago, DePaul University, where he previously served as Chairman, The Institute of International Education, the Field Museum and Navy Pier, Inc. Mr. Greenberg is a graduate of DePaul University’s School of Commerce and School of Law. Mr. Greenberg’s various leadership positions, including Chief Executive Officer of a major global corporation, brings to the Board extensive management experience and economics expertise and strengthens the Board’s global perspective. In addition to Mr. Greenberg’s significant public company experience, he is a certified public accountant and an attorney, which provides additional value and perspective to the Board.

Eric D. Belcher has served on our Board and as our Chief Executive Officer since January 2009. Prior to his appointment as Chief Executive Officer, Mr. Belcher served as our President since April 2008 and our Chief Operating Officer from December 2006 to December 2008. From May 2005 to December 2006, Mr. Belcher served as our Executive Vice President of Operations. Mr. Belcher served as Chief Operating Officer from March 2003 to June 2005 and as Chief Financial Officer from April 2001 to March 2003 of MAN Roland Inc., a printing equipment manufacturer and distributor. From 1995 to 2000, he led project teams at Marakon Associates, an international management consulting firm. Mr. Belcher holds a bachelor’s degree from Bucknell University and a Masters in Business Administration from the University of Chicago Booth School of Business. He currently serves on the Advisory Board for the Polsky Center for Entrepreneurship at Chicago Booth. As Chief Executive Officer of the Company, Mr. Belcher brings to the Board the critical link to management’s perspective in Board discussions regarding the business and strategic direction of the Company and an extensive understanding of InnerWorkings’ business through his nine years of service to the Company.

Charles K. Bobrinskoy has served on our Board since August 2008. Mr. Bobrinskoy is currently Vice Chairman, Head of Investment Group at Ariel Investments, a global financial institution. Additionally, he is a Portfolio Manager of Ariel Focus Fund, a concentrated portfolio investing in mid-to-large cap companies. Prior to Ariel, Mr. Bobrinskoy spent 21 years as an investment banker at Salomon Brothers, a global financial institution, and its successor company, Citigroup, a global financial institution, where he held many leadership positions, most recently Managing Director and Head of North American Investment Banking Branch Offices. In addition to his work at Ariel, Mr. Bobrinskoy serves on the boards of the Museum of Science and Industry, La Rabida Children’s Foundation, the Big Shoulders Fund, and Lakeshore Athletic Club. He is also a member of the Executive Committee of the Commercial Club of Chicago, a member of the Economic Club of Chicago, and Harry Crown Fellow of the Aspen Institute. He holds a bachelor’s degree from Duke University and a Masters in Business Administration from the University of Chicago Booth School of Business. Mr. Bobrinskoy’s extensive financial knowledge obtained through his various leadership positions within global financial institutions brings valuable perspectives to the Company in connection with its financial strategies and reporting, particularly in his role as Chairman and financial expert of the Board’s Audit Committee.

David Fisher has served on our Board since November 2011. Mr. Fisher is currently Chairman and Chief Executive Officer of Enova International, Inc., a global consumer lending company. He has served as Enova’s Chief Executive Officer since January 2013. From September 2011 through February 2012, Mr. Fisher served as both President of optionsXpress online brokerage, which was acquired by The Charles Schwab Corporation, a leading provider of financial services, in September 2011, and as Senior Vice President of Derivatives at The Charles Schwab Corporation. From 2007 until the acquisition, Mr. Fisher served as Chief Executive Officer and a member of the optionsXpress Board of Directors. Mr. Fisher is a member of the Board of Directors of GrubHub, Inc. and serves as chairman of its audit committee and a member of its compensation committee. From January 2008 through October 2011, Mr. Fisher served as a member of the Board of Directors of CBOE Holdings, Inc. From 2001 through 2004, Mr. Fisher served as Chief Financial Officer at Potbelly Sandwich Works. Mr. Fisher also served as Chief Financial Officer of RBC Mortgage from 2000 through 2001 and of Prism Financial from December 1998 through January 2001. Mr. Fisher received his bachelor’s degree in Finance from the University of Illinois at Champaign and his Juris Doctor from Northwestern University School of Law. Mr. Fisher’s experience as Chief Executive Officer of a public company and his previous years of service as the Chief Financial Officer of several organizations provides valuable financial knowledge and valuable insight on reporting to the Board as well as to the Company’s Audit Committee on which he serves.

Daniel M. Friedberg has served on our Board since April 2014. Mr. Friedberg has been President and Chief Executive Officer of Sagard Capital Partners Management Corporation, the investment manager of Sagard, since its founding in 2005. Since 2005, he has also served as a Vice President of Power Corporation of Canada, a diversified international management and holding company. Prior to that, he was a Partner at Bain & Company. Mr. Friedberg joined Bain & Company in 1987 in the London office, and was a founder of the Toronto office in 1989 and the New York office in 2000. Mr. Friedberg served as a director of X-Rite, Incorporated from 2008 to 2012 and has served on the Board of Directors of GP Strategies since December 2009. Mr. Friedberg brings to the Board experience in investment management, which provides perspective into organizational and operational management as well as strategic planning matters.

J. Patrick Gallagher, Jr. has served on our Board since August 2011. Mr. Gallagher is currently Chairman, President and Chief Executive Officer of Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm. He began his career with Gallagher in 1974. In addition to his corporate responsibilities, Mr. Gallagher serves on the boards of the American Institute for Chartered Property Casualty Underwriters and the International Insurance Foundation. He also serves on the Advisory Council for Boys Hope/Girls Hope and the Board of Advisors for Catholic Charities. He is an Advisory Cabinet Member of the American Cancer Society’s CEO’s Against Cancer, and is a member of the Economic Club of Chicago, the Executive Club of Chicago and the Commercial Club of Chicago. Mr. Gallagher holds a Bachelor of Arts in Government from Cornell University. Mr. Gallagher’s 18 years as the Chief Executive Officer of a publicly-listed services business provides valuable insight and perspective to the Company.

Julie M. Howard has served on our Board since October 2012. Ms. Howard is currently Chairman and Chief Executive Officer of Navigant Consulting, Inc. Prior to becoming Chief Executive Officer of Navigant Consulting in March 2012, Ms. Howard served as President beginning in 2006 and Chief Operating Officer beginning in 2003. Ms. Howard is a member of the Board of Directors for Kemper Corporation and serves on its Audit, Compensation and Nominating and Governance Committees. She also serves on the Foundation Board for Lurie Children’s Hospital. Ms. Howard is a founding member of the Women’s Leadership and Mentoring Alliance. Ms. Howard holds a Bachelor of Science in Finance from the University of Wisconsin. She has also participated in Harvard Business School Executive Education programs and completed the Corporate Governance program at Stanford University. Ms. Howard’s business experience and involvement with strategic and operational programs, development of growth and profitability initiatives and regular interaction with a wide range of corporate constituents contributes unique perspectives and skill sets to the Board in its oversight of the Company’s business and its respective strategic initiatives.

Linda S. Wolf has served on our Board since November 2006. Ms. Wolf retired as Chairman and Chief Executive Officer of Leo Burnett Worldwide, a global advertising agency, in April 2005. She had served as Leo Burnett Worldwide’s Chairman and Chief Executive Officer since January 2001 and as President of Leo Burnett USA from July 1996 to December 2000. From March 1992 to June 1996, she was an Executive Vice President responsible for Business Development at Leo Burnett USA. Ms. Wolf joined the Board of Directors of Wal-Mart Stores Inc. in 2005. She is the Chairperson on its Compensation, Nominating and Governance Committee and also serves on its Technology and eCommerce Committee. Ms. Wolf joined the Board of Wrapports LLC in 2012. She is a trustee for investment funds advised by the Janus Capital Group Inc. She is also a member of the Board of Trustees of the Field Museum, and a director of Lurie Children’s Hospital, The Chicago Council on Global Affairs, the Chicago Community Trust and the Rehabilitation Institute of Chicago. Ms. Wolf holds a bachelor’s degree from Ohio Wesleyan University. As a former senior executive of a global advertising agency, Ms. Wolf brings to the Board extensive senior executive and global leadership experience, including business development, marketing, operations and strategic planning. Ms. Wolf also strengthens the Board’s global perspective and governance expertise.

Required Vote

A nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such nominee as described above.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since March 2006 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. In the event that ratification of this selection is not approved by the affirmative vote of the holders of a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the item, the Audit Committee and the Board of Directors will review the Audit Committee’s future selection of an independent registered public accounting firm.

Representatives of Ernst & Young LLP will be present at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Summary of Corporate Governance Practices

We are committed to high standards of ethical and business conduct and strong corporate governance practices. This commitment is highlighted by the practices described below as well as the information contained on our website at www.inwk.com on the “Investor” page under the link “Corporate Governance.” In addition, we engage in shareholder outreach activities, which have informed our Board’s decisions concerning governance and related practices, as described below.

•	Our directors are elected annually by majority vote for one year terms.
•	A nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such director.
•	We currently separate the roles of Chairman of the Board and Chief Executive Officer.
•	Our Board and its committees have an advisory role in risk oversight for the Company.
•	Seven of our eight director nominees are independent.
•	Each of our key Board committees (Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee) are comprised entirely of independent directors and operate under a written charter.
•	We do not currently have in place, nor have we ever had, a shareholder rights plan, commonly known as a “poison pill.”

Board Leadership Structure

Our Board is led by an independent Chairman, Jack M. Greenberg. We believe that the current Board leadership structure for the Company is appropriate in light of the differences between the roles of Chairman of the Board and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company, whereas the Chairman of the Board provides guidance to the Chief Executive Officer, is responsible for chairing Board meetings, including executive sessions with Board members, advising on agenda topics and advising on corporate governance matters. We have had this leadership structure since our inception; however, the Board recognizes that other leadership structures could be appropriate depending on the circumstances and, therefore, regularly re-evaluates this structure.

Board of Directors Role in Risk Oversight

Our Board and its committees have an advisory role in risk oversight for the Company. Company management maintains primary responsibility for the risk management of the Company, however, the Audit Committee and the Board review a risk assessment of the Company on a regular basis. While it is not possible to identify and mitigate all potential risks, the Board relies on the representations of management, the external audit of the financial information, the Company’s systems of internal controls and the historically conservative practices of the Company to provide comfort on the Company’s ability to manage its risks. Management’s discussion of current risk factors are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Meetings and Committees of the Board of Directors

During 2014, the Board held five meetings. During 2014, each director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period in which he or she was a director and the total number of meetings held by all of the committees of the Board on which he or she served. The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The Audit, Compensation and Nominating and Corporate Governance Committees were formally established in August 2006 in connection with the Company’s initial public offering and operate under written charters adopted by the Board. The Executive Committee was established in April 2010.

Audit Committee.  Charles K. Bobrinskoy, David Fisher, Julie M. Howard and Linda S. Wolf serve on the Audit Committee. Mr. Bobrinskoy serves as the chairman of our Audit Committee and, subject to his re-election to serve an additional one-year term, the Board has elected Mr. Bobrinskoy to continue as chairman of the Audit Committee. The Audit Committee is composed of independent non-employee directors and is responsible for, among other things, supervising internal audit and reviewing internal financial controls and accounting principles to be employed in the preparation and review of our financial statements. In addition, the Audit Committee has authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Charles K. Bobrinskoy is our Audit Committee financial expert under the SEC rule implementing Section 404 of the Sarbanes-Oxley Act of 2002. During 2014, the Audit Committee held six meetings.

Compensation Committee.  Charles K. Bobrinskoy, David Fisher, J. Patrick Gallagher, Jr., Jack M. Greenberg, Julie M. Howard, Linda S. Wolf and Daniel M. Friedberg serve on the Compensation Committee. Mr. Gallagher serves as the chairman of our Compensation Committee and, subject to his re-election to serve an additional one-year term, the Board has elected Mr. Gallagher to continue as chairman of the Compensation Committee. The Compensation Committee is composed of independent non-employee directors, each of whom is an “independent director” as required by the applicable listing standards of NASDAQ (including the specific independence requirements for compensation committee members), and is responsible for, among other things, reviewing and approving compensation of our Chief Executive Officer and our other executive officers. Additionally, the Compensation Committee reviews and recommends to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The Compensation Committee has the authority to administer our Stock Incentive Plan, and to advise and consult with our officers regarding managerial personnel policies. In 2014, the Compensation Committee engaged Towers Watson (which acquired the Company’s previously-retained independent compensation consultant, The Delves Group, in 2013) to perform certain compensation consulting services related to benchmarking the Company’s executive compensation. In connection with this engagement, the Compensation Committee requested that Towers Watson:

•	review the appropriateness of our proxy peer group based on an evaluation of our size and operations;
•	provide advice on executive compensation issues; and
•	assess the extent to which our executive compensation is aligned with performance and market practices.

Towers Watson provided compensation consulting services to the Compensation Committee only on matters for which the Compensation Committee is responsible. Towers Watson did not provide us with any additional services. While the Compensation Committee sought input from Towers Watson on the matters described above, the Compensation Committee is solely responsible for determining the final amount and form of compensation and the level of performance targets. Towers Watson is directly engaged by and reports to the Compensation Committee and does not perform any work for the Company or its executive officers, although it does interact with Company management at the Compensation Committee’s direction. In accordance with the requirements of Regulation S-K, the Company has determined that no conflict has risen in connection with the work of Towers Watson as compensation consultant to the Compensation Committee. See “EXECUTIVE AND DIRECTOR COMPENSATION — Compensation Discussion and Analysis” section of this proxy statement for discussion of the Company’s processes and procedures for considering and determining executive and director compensation. During 2014, the Compensation Committee held five meetings.

Executive Committee.  On April 9, 2010, the Board of Directors voted to create an Executive Committee effective June 24, 2010. The Executive Committee is appointed by the Board of Directors and is authorized to exercise the powers and duties of the Board between regularly scheduled Board meetings and while the Board is not in session. The Executive Committee consists of Eric D. Belcher, Charles K. Bobrinskoy and Jack M. Greenberg. Mr. Belcher serves as the chairman of our Executive Committee. During 2014, the Executive Committee did not meet.

Nominating and Corporate Governance Committee.  J. Patrick Gallagher, Jr., Jack M. Greenberg, Julie M. Howard, Linda S. Wolf and Daniel M. Friedberg serve on the Nominating and Corporate Governance Committee. Ms. Wolf serves as the chairman of our Nominating and Corporate Governance Committee and, subject to her re-election to serve an additional one-year term, the Board has elected Ms. Wolf to continue as chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of independent non-employee directors and is responsible for, among other things, assisting the Board with its responsibilities regarding:

•	the identification of individuals qualified to become directors;
•	the selection of the director nominees for the next annual meeting of stockholders;
•	the selection of director candidates to fill any vacancies on the Board;
•	the performance, composition, duties and responsibilities of the Board and the committees of the Board;
•	succession planning for the Chief Executive Officer; and
•	the operation of the Board with respect to corporate governance matters.

In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Nominating and Corporate Governance Committee will consider the candidate’s professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Nominating and Corporate Governance Committee from current Board members, stockholders, professional search firms, officers or other persons. The Nominating and Corporate Governance Committee will review all candidates in the same manner regardless of the source of recommendation. During 2014, the Nominating and Corporate Governance Committee held five meetings.

The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate’s name and qualifications for Board membership and should be addressed to Ronald C. Provenzano, Corporate Secretary, InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

For purposes of potential nominees to be considered at the 2016 annual stockholders’ meeting, the Corporate Secretary must receive this information no earlier than March 5, 2016 and no later than the close of business on April 4, 2016, in accordance with the procedures in the Bylaws. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the stockholder’s name, address and the number of shares beneficially owned (and the period they have been held).

In 2014, the Company did not engage a third party to identify, evaluate or assist in identifying potential nominees for director.

Director Independence

There are no family relationships among any of the directors or executive officers of the Company. Our Board of Directors has affirmatively determined that the following seven of our eight director nominees are “independent directors” as defined in the rules of NASDAQ: Jack M. Greenberg, Charles K. Bobrinskoy, David Fisher, Daniel M. Friedberg, J. Patrick Gallagher, Jr., Julie M. Howard and Linda S. Wolf. In making the independence determination, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that the Board deemed relevant, including the beneficial ownership of the Company’s capital stock by each non-employee director and the transactions involving them as described in the section titled “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.”

In particular, the Board considered the Company’s business relationship with Arthur J. Gallagher & Co., of which Mr. Gallagher serves as Chairman, President and Chief Executive Officer. The Board noted that:

•	The relationship between the companies preceded Mr. Gallagher’s appointment as director.
•	Mr. Gallagher is not involved in the transactions or ongoing discussions or negotiations between the parties.
•	The transactions between the companies are on terms and conditions no more favorable than what is to be expected of an arm’s length transaction.
•	The relationship between the companies is transactional in nature and does not involve sensitive professional services such as legal or accounting services. Arthur J. Gallagher & Co.’s services to the Company are insurance brokerage and risk management services and Arthur J. Gallagher & Co. is not an insurer of the Company. The Company’s services to Arthur J. Gallagher & Co. are print procurement services.
•	Amounts involved represent less than 0.2% of each company’s revenues.

After assessing the relationship, the Board concluded that such relationship was not material, would not interfere with Mr. Gallagher’s ability to exercise independent judgment as a director and would not give rise to any undue influence. Therefore, the Board concluded that Mr. Gallagher continues to be an independent director.

Governance Documents

The Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters are available at www.inwk.com on the “Investor” page under the link “Corporate Governance.” In addition, the Board has adopted corporate governance guidelines, which are available at www.inwk.com on the “Investor” page under the link “Corporate Governance.” Information on, or accessible through, our website is not a part of, or incorporated by reference into, this proxy statement. For a further discussion of compensation and governance updates, see “EXECUTIVE AND DIRECTOR COMPENSATION — Compensation Discussion and Analysis — Executive Summary.”

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee serves, or has at any time served, as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a member of the Compensation Committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our Compensation Committee.

Communications with Directors

We value shareholder outreach activities, which serve to inform our Board’s decisions concerning governance and related practices.

The Board has also established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Ronald C. Provenzano, Corporate Secretary” at 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.

Attendance at Annual Meeting

Directors are encouraged, but not required, to attend our annual stockholders’ meeting. Messrs. Belcher and Greenberg attended the 2014 annual meeting of stockholders.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 8, 2015 (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;
•	each of our directors and director nominees;
•	each of the named executive officers listed in the “EXECUTIVE AND DIRECTOR COMPENSATION — Executive Compensation — Summary Compensation Table” section of this proxy statement; and
•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

Name and Address	Number of Shares Beneficially Owned(1)		Approximate Percent of Class(1)
CERTAIN BENEFICIAL OWNERS (not including directors and executive officers):
Sagard Capital Partners Management Corp. 325 Greenwich Avenue Greenwich, CT 06830	7,466,053	(2)	14.0%
Richard A. Heise, Jr. 2221 Old Willow Road Northfield, IL 60093	6,344,907	(3)	11.9%
Riverbridge Partners LLC 801 Nicollet Mall, Suite 600 Minneapolis, MN 55402	4,366,457	(4)	8.2%
Rutabaga Capital Management 64 Broad Street, 3rd Floor Boston, MA 02109	3,315,778	(5)	6.2%
DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS:
Eric D. Belcher	1,356,520	(6)	2.5%
Joseph M. Busky	481,460	(7)	*
John D. Eisel	209,407	(8)	*
Ronald C. Provenzano	92,319	(9)	*
Jack M. Greenberg	90,740	(10)	*
Linda S. Wolf	176,362	(11)	*
Charles K. Bobrinskoy	154,160	(11)	*
J. Patrick Gallagher, Jr.	174,376	(12)	*
David Fisher	51,233	(13)	*
Julie M. Howard	42,124	(14)	*
Daniel M. Friedberg	7,466,053	(2)	14.0%
All directors and executive officers as a group (11 persons)	9,850,173	(15)	18.3%

*	= less than 1%
(1)	“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 8, 2015 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of April 8, 2015, and the percentages are based upon 53,309,401 shares of our common stock outstanding as of April 8, 2015. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.
(2)	Includes 7,452,125 shares of common stock held by Sagard Capital Partners, L.P., a Delaware limited partnership (“Sagard”). Sagard Capital Partners GP, Inc., a Delaware corporation (“GP”), and Sagard Capital Partners Management Corp., a Delaware corporation (“Sagard Management,” and together with Sagard and GP, the “Reporting Persons”) may be deemed to be indirect beneficial owners of such reported shares of common stock. Each of the Reporting Persons disclaims beneficial ownership (as defined in Rule 16a-1(a)(2)) of the securities reported herein except to the extent of its pecuniary interest therein. Mr. Friedberg is the President of Sagard and each of the Reporting Persons.
(3)	Includes 4,013,316 shares owned by Old Willow Partners, LLC and 1,897,418 shares of common stock held by the Heise Family Dynasty Trust, both of which are controlled by Richard A. Heise, Jr. Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2013.
(4)	Based solely on a Schedule 13G/A filed with the SEC on January 29, 2015.
(5)	Based solely on a Schedule 13G filed with the SEC on February 13, 2015.
(6)	Includes options to purchase 1,034,790 shares of common stock which are exercisable within sixty days of April 8, 2015.
(7)	Includes options to purchase 232,393 shares of common stock, which are exercisable within sixty days of April 8, 2015. Effective March 9, 2015, Mr. Busky resigned from his position as Chief Financial Officer of the Company.
(8)	Includes options to purchase 118,844 shares of common stock, which are exercisable within sixty days of April 8, 2015.
(9)	Includes options to purchase 25,338 shares of common stock, which are exercisable within sixty days of April 8, 2015.
(10)	Includes options to purchase 85,622 shares of common stock which are exercisable within sixty days of April 8, 2015. Of these options, an option to purchase 30,000 shares is held for the benefit of Mr. Greenberg’s family. Mr. Greenberg may be deemed to have voting and dispositive power over the securities held for the benefit of members of his family. Mr. Greenberg disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.
(11)	Includes options to purchase 87,622 shares of common stock which are exercisable within sixty days of April 8, 2015.
(12)	Includes 15,620 shares of common stock held by the J. Patrick Gallagher Trust, of which Mr. Gallagher is trustee. Includes options to purchase 5,082 shares of common stock which are exercisable within sixty days of April 8, 2015.
(13)	Includes options to purchase 1,499 shares of common stock which are exercisable within sixty days of April 8, 2015.
(14)	Includes 14,800 shares of common stock held by the Julie M. Howard Trust, of which Ms. Howard is trustee.
(15)	Includes 38,394 shares and options to purchase shares held by Ryan K. Spohn. Does not include shares held by Mr. Busky. See note 7.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.

Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the ordinary course of our business, we have entered into transactions with our directors, officers and 5% or greater stockholders or companies in which they have a material interest. We entered into the transactions set forth below in 2014, which were approved by our Audit Committee. We believe that we executed these transactions on terms no less favorable to us than we could have obtained from unrelated third parties. Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the SEC. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest situations. Such transactions must be approved by our Audit Committee.

Relationship with Arthur J. Gallagher & Co.

During 2014, the Company provided print procurement services to Arthur J. Gallagher & Co. J. Patrick Gallagher, Jr., a member of our Board, is the Chairman, President and Chief Executive Officer of Arthur J. Gallagher & Co. and has a direct ownership interest in Arthur J. Gallagher & Co. The Company billed Arthur J. Gallagher & Co. $1.7 million for these services in 2014. Additionally, Arthur J. Gallagher & Co. provided insurance brokerage and risk management services to the Company. Arthur J. Gallagher & Co. billed the Company $0.6 million for such services in 2014. See “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE — Director Independence.”

EXECUTIVE OFFICERS

The following table sets forth certain information concerning each of our executive officers as of April 17, 2015:

Name	Age	Position
Eric D. Belcher	46	Chief Executive Officer, President and Director
John D. Eisel	38	Chief Operating Officer
Ronald C. Provenzano	49	General Counsel and Corporate Secretary
Ryan K. Spohn	40	Interim Chief Financial Officer

Biographies for our executive officers as of April 17, 2015 are set forth below.

Eric D. Belcher.  For more information on Mr. Belcher, please see the section of this proxy statement entitled “PROPOSALS TO BE VOTED ON — Proposal No. 1 — Election of Directors.”

John D. Eisel has served as Chief Operating Officer of InnerWorkings since September 2011. Previously, Mr. Eisel was the Divisional Vice President of Pharmaceutical Strategic Operations for Walgreens Corporation. From 2004 to 2010, Mr. Eisel worked at McKinsey & Company, where he rose to the position of Associate Principal. He began his career in PricewaterhouseCoopers’ Advisory Practice. Mr. Eisel is a Certified Public Accountant, earned a Masters in Business Administration from Northwestern University and graduated with a Bachelor of Science in Accountancy from the University of Illinois, Urbana-Champaign.

Ronald C. Provenzano has served as General Counsel of InnerWorkings since September 2012, and additionally as Corporate Secretary since March 2015. From January 2005 to August 2012, Mr. Provenzano served as Senior Vice President, Deputy General Counsel for R.R. Donnelley & Sons Company, a global print services company. Previously, Mr. Provenzano served in senior legal executive roles for Huron Consulting Group and True North Communications. Before joining True North in 1999, Mr. Provenzano was a partner at Kirkland & Ellis, a large global law firm. Mr. Provenzano holds a Juris Doctor from University of Illinois College of Law and a Bachelor of Science in Accountancy from the University of Illinois, Urbana-Champaign.

Ryan K. Spohn has served as interim Chief Financial Officer of InnerWorkings since March 9, 2015. Prior to being appointed Chief Financial Officer, Mr. Spohn served as our Senior Vice President and Controller from March 2009 to March, 9 2015. From October 1998 to March 2009, Mr. Spohn served in various financial and accounting roles of increasing responsibility, including most recently as Finance Director, in the Healthcare Diagnostics division of Siemens AG (formerly Dade Behring, Inc.), a distributor of medical diagnostic products for clinical laboratories. Mr. Spohn holds a bachelor’s degree from Indiana University and a Masters in Business Administration from the University of Chicago Booth School of Business.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of the individuals who served as our named executive officers during the last completed fiscal year: Eric D. Belcher, Joseph M. Busky, John D. Eisel, and Ronald C. Provenzano. This compensation discussion focuses on the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

Executive Summary

Overview.  Our Compensation Committee designs and maintains our compensation programs to attract, motivate and retain talented and dedicated executive officers who are essential to our long-term success. To that end, our executive compensation programs focus on the principles summarized below.

•	Pay for Performance Approach: The majority of our total direct compensation is variable and directly or indirectly tied to Company performance.

•	Long-Term Focus and Shareholder Alignment: We reward long-term strategic management and growth in the value of the Company through long-term equity incentives, which make up a significant portion of our incentive opportunity.
•	Stock Ownership Requirements: We have stock ownership requirements that apply to our executive officers.

Highlights of Company Performance in 2014.  We had a successful year in 2014, with double digit revenue growth and improved profitability compared to 2013.

•	We had record revenue of $1.0 billion in 2014, an increase of 12% compared to revenue of $891.0 million in 2013. Over two thirds of our revenue growth was organic.
•	We continued our rapid international growth, with revenue of $100.2 million in 2014 for our Latin America segment, an increase of 12.2% compared to $89.3 million in 2013, and with revenue of $216.6 million in 2014 for our EMEA segment, an increase of 49.3% compared to $145.0 million in 2013.
•	We had record Adjusted EBITDA of $42.8 million in 2014, an increase of 59% compared to Adjusted EBITDA of $26.9 million in 2013 (Adjusted EBITDA is defined below under “Determining 2014 Executive Compensation”).

Impact of Company Performance on Compensation.  Our Company’s results in 2014 had a direct impact on annual incentive compensation earned by our named executive officers, as more thoroughly described later in this “Compensation Discussion and Analysis.” For 2014, our named executive officers other than Mr. Eisel (whose incentive compensation is based on individual performance criteria as described below) earned 123% of their target annual incentive awards, reflecting record revenue and Adjusted EBITDA results that exceeded targets established in February 2014. However, the value of the named executive officers’ equity holdings continues to be less than the grant date fair value due to the decline in the Company’s stock price in 2013 and flat stock price performance in 2014. The table below illustrates the total grant date fair value of equity awards our named executive officers received in 2012, 2013 and 2014 compared to their realizable value as of December 31, 2014. Realizable value is defined as the value of equity awards which would be received upon exercise as of a given date after grant.

$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$—
$3,694,244
$1,470,754
$3,000,000
$2,192,418
$833,862
$369,562
$1,193,500
$593,096
Eric D. Belcher
Joseph M. Busky
John D. Eisel
Ronald C. Provenzano
Grant Date Fair Value
Realizable Value at December 31, 2014

Advisory Approval of Executive Compensation.  The Company’s executive compensation as disclosed in the Company’s 2014 Proxy Statement (filed on April 24, 2014) was approved on an advisory basis by holders of approximately 97% of the shares voted at the Company’s June 13, 2014 annual meeting. The Compensation Committee’s current compensation programs, objectives and philosophy remain consistent with the compensation programs in existence since 2013, and the Compensation Committee believes that the compensation of our named executives is competitive with the market and aligns with the best interest of our stockholders. As such, we have not made any specific changes to our executive compensation program with respect to 2014 or 2015 in connection with the results of the 2014 stockholder advisory vote. As previously disclosed, at the 2011 annual meeting, a majority of votes cast by stockholders approved a three-year frequency for the stockholder advisory vote to approve executive compensation. Therefore, we intend to offer our stockholders the opportunity to vote to approve, on an advisory basis, our executive compensation programs at least once every three years. Accordingly, our next stockholder advisory vote on executive compensation will be held at our annual meeting in 2017.

Summary of Executive Compensation Practices.  We adhere to executive compensation best practices, as summarized below.

•	We have a “pay for performance” approach
•	We have no “single trigger” or “modified single trigger” change in control severance benefits
•	Our Compensation Committee is comprised solely of independent directors under SEC and NASDAQ requirements
•	Our Compensation Committee retains an independent compensation consultant
•	We maintain stock ownership and stock holding guidelines for our executive officers and directors
•	Our InnerWorkings, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), as amended and restated, has a fixed term and a finite share pool (i.e., it is not evergreen), prohibits repricing of stock options, and does not permit recycling of shares used to pay the exercise price or withholding obligations upon the exercise of stock options
•	We have no excise tax gross-up provisions
•	We prohibit hedging transactions and pledging of our stock by executive officers and directors
•	We provide modest perquisites and reasonable severance arrangements

Components and Objectives of Compensation Program.  The principal elements of our executive compensation program are base salary, annual cash incentives, and long-term equity incentives in the form of stock options and restricted stock awards. The objectives and benefit to stockholders of each component and its relative percentage of total compensation are described below.

Component	Objective	Benefit to Stockholders
Base Salary	Provides a measure of stable fixed compensation. Amount reflects individual’s performance, responsibilities, and competitive market for executive talent.	Enables us to attract and retain top talent for position.
Annual Cash Incentives	Provides motivation for achievement of annual company and individual performance goals.	Focuses executives on meeting key company and individual performance goals.
Long-Term Equity Incentives	Provides long-term incentive to focus on stockholder value creation.	Value opportunity for executives is directly tied to long-term improvement of Company stock price.

2015 Compensation Allocation Relative to Total Compensation*

Name	Base Salary (%)	Short-Term Incentive Compensation (%)	Long-Term Equity Incentives (%)
Eric D. Belcher	23.9%	33.8%	40.8%
Joseph M. Busky	16.1	11.9	70.5
John D. Eisel	45.5	0.5	49.9
Ronald C. Provenzano	36.0	22.5	37.9

*	Based on data in the Summary Compensation Table.

Determining Executive Compensation

Role of the Compensation Committee.  We define our competitive market for executive talent to be the business and technology services industries. For each of our named executive officers, the Compensation Committee reviews and approves all elements of compensation taking into consideration recommendations from our Chief Executive Officer (for compensation other than his own). The Compensation Committee meets in executive session to determine the compensation of our Chief Executive Officer and to approve the compensation of the other named executive officers.

Role of Executive Officers.  The Compensation Committee meets at least annually with our Chief Executive Officer to review the performance of our other named executive officers and receive the Chief Executive Officer’s recommendations regarding the compensation of those named executive officers. Neither the Chief Executive Officer nor any other named executive officer plays any role in the discussion or setting of his own compensation by the Compensation Committee.

Role of the Compensation Consultant.  For 2014, the Compensation Committee retained an external independent consultant, Towers Watson, to advise the Compensation Committee on executive compensation matters, including the composition of the Company’s peer group and competitive pay practices for 2014 and 2015. For 2014, the Compensation Committee worked with Towers Watson to review and update the peer group that had been used to advise executive compensation determinations for 2013. The peer group was selected from a pool of U.S. public companies primarily within the Company’s industry (GICS code) and a comparable revenue range. The Committee determined that the revised peer group of 18 companies (which includes the addition of certain new companies as identified below) provided a robust statistical set of compensation data to serve as a basis for 2014 compensation decisions. In addition to the compensation data disclosed by the companies in the peer group, Towers Watson utilized compensation data from nationally recognized compensation surveys to advise the Committee on competitive compensation levels.

The companies included in the revised peer group used to benchmark the 2014 compensation levels of the executive officers are listed below:

Cenveo, Inc.
IHS, Inc.
Sykes Enterprises, Inc.
VistaPrint N.V.
MAXIMUS, Inc.
Consolidated Graphics, Inc.
Accretive Health, Inc.
ICF International, Inc.
Navigant Consulting, Inc.
Huron Consulting Group, Inc.
Multi-Color Corp.
Standard Register Company
Corporate Executive Board Company
Resources Connection, Inc.
Ennis, Inc.

Schawk, Inc.
Deluxe Corp.*
The Advisory Board Company*

*	These companies are new to the peer group for 2014.

For 2014, the Compensation Committee considered the 25th percentile, median and 75th percentile base salaries, bonus targets, long term incentives and total compensation to evaluate each executive’s compensation. The Compensation Committee primarily looks at the 50th percentile of the peer group companies as a benchmark when determining the named executive officers’ total compensation, but also considers other factors such as prior experience, tenure with the Company and overall performance of the Company and the executive officer.

Determining 2014 Executive Compensation

2014 Base Salary.  We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We believe that to attract and retain an appropriate caliber of talent for the position, a portion of our executives’ compensation should be fixed and predictable. The Compensation Committee looks at the 50th percentile of the peer group companies as a benchmark when considering and determining the executive officer’s base salaries, but also considers other factors such as prior experience, tenure with the Company, overall performance of the Company, and the named executive officer’s total compensation package.

Based on these considerations, the 2014 salaries of our Chief Executive Officer and our Chief Operating Officer remained unchanged from 2013 levels of $700,000 and $350,000 per year, respectively. Our former Chief Financial Officer’s 2014 base salary was increased by $10,000, from $450,000 to $460,000, and our General Counsel’s 2014 base salary was increased by $20,000, from $300,000 to $320,000.

The Summary Compensation Table sets forth the actual base salary earned by each of our named executive officers during 2014. The table below sets forth our named executive officers’ base salary rates as in effect in 2013, the changes that went into effect on April 1, 2014, and the percentage of increase, if any.

	Comparative Information for 2014 Base Salary Rates
Name	Base Salary Rate in 2013 ($)	Base Salary Rate Effective April 1, 2014 ($)	Percentage Increase (%)
Eric D. Belcher	$700,000	$700,000	0%
Joseph M. Busky	450,000	460,000	2
John D. Eisel	350,000	350,000	0
Ronald C. Provenzano	300,000	320,000	7

2014 Annual Cash Incentives.  We provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. We provide this opportunity to attract and retain an appropriate caliber of talent for the position and to motivate executives to achieve our annual business goals. We review annual cash incentive awards for our named executive officers and other executives annually in January or February to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year. Annual cash incentive awards for 2014 were administered under our Annual Incentive Plan.

The 2014 target opportunities under the Annual Incentive Plan were approved by the Compensation Committee on February 3, 2014. The 2014 management bonus award opportunities were based on the following criteria: 40% on Adjusted EBITDA performance (50% to 200% pay-out based on reaching 70% to 130% of target Adjusted EBITDA of $40 million), 40% on revenue growth (50% to 200% pay-out based on reaching 90% to 110% of target revenue of $986 million) and 20% based on qualitative Company performance, which includes goals such as improved ROIC results, retention of top 100 accounts, successful implementation and ramp of 2013 enterprise contracts, continued wins of new large enterprise contracts).

These criteria were the same for all named executive officers, except for the Chief Operating Officer, whose bonus award is based on profitability for specified accounts.

The following table sets forth the Company’s 2014 results with respect to the quantitative criteria components of our Annual Incentive Plan:

	2014 Target	2014 Actual	Percentage of Target Reached	Weighting	Pay-Out Percentage
Revenue	$986 million	$1,000.1 million	101%	40%	136%
Adjusted EBITDA	$40 million	$42.8 million	107%	40%	121%

*	Adjusted EBITDA, which represents income from operations with the addition of depreciation and amortization, stock-based compensation expense, change in the fair value of contingent consideration liabilities and other amounts itemized in the reconciliation table below, is considered a non-GAAP financial measure under SEC regulations. Income from operations is the most directly comparable financial measure calculated in accordance with GAAP. Our management team uses Adjusted EBITDA to evaluate the performance of our business. Adjusted EBITDA is not equivalent to any measure of performance required to be reported under GAAP, nor should this data be considered an indicator of our overall financial performance and liquidity. Moreover, the Adjusted EBITDA definition we use may not be comparable to similarly titled measures reported by other companies.

Based on the Compensation Committee’s assessment of the qualitative Company performance factors listed above, the Compensation Committee awarded the named executive officers a payout of approximately 100% of the target established for the qualitative component of the annual incentive award for the named executive officers of the Company.

Based on the Compensation Committee’s assessment of both the quantitative and qualitative goals, the Compensation Committee approved 2014 incentive bonuses earned by our named executive officers as set forth in the table below. The table sets forth the fiscal 2014 target and maximum annual incentive compensation opportunities for our named executive officers and the actual incentive bonus earned by each named executive officer in dollar amounts and as a percentage of the target. As discussed above, the bonus earned by our Chief Operating Officer was determined based on profitability for specified accounts.

	2014 Annual Cash Incentive Awards
	Target Incentive				Maximum Incentive				Actual Incentive Earned
Name	% of Salary		Amount ($)		% of Target		Amount ($)		% of Target		Amount ($)
Eric D. Belcher	115%		$805,000		200%		$1,610,000		123%		$989,000
Joseph M. Busky	60		276,000		200		552,000		123		339,000
John D. Eisel*		*		*		*		*		*	3,546
Ronald C. Provenzano	50		160,000		200		320,000		123		197,000

*	Beginning in 2014, the revised bonus structure under Mr. Eisel’s employment agreement provides for a bonus based on a percentage of the gross profit received from certain Company accounts. In addition, he is entitled to commissions with respect to new business generated based on certain percentages of the accompanying gross profit, subject to certain minimum contribution margin percentages and other conditions.

Except as described above for the Chief Operating Officer, there were no specific individual performance goals for 2014 incentive awards, but the Compensation Committee or the Board could exercise discretion and take into account individual performance in determining awards.

Under the Annual Incentive Plan, the Compensation Committee may define performance measures to allow for reasonable adjustments to our overall corporate performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions, or divestitures.

2014 Long-Term Equity Incentives.  We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. Long-term incentive awards provide employees with the incentive to stay with us for longer periods of time, which in turn provides us with greater stability during a period of rapid growth. In addition, we believe that these awards are the best way to align the interests of the executives with those of our stockholders. For our named executive officers, equity incentives were initially based on grants individually negotiated in connection with employment agreements, and now consist of annual grants.

In determining the amounts of equity compensation awarded, our Compensation Committee generally considers a variety of factors including: individual performance, scope of responsibility within the organization and demonstrated leadership competencies. The table below sets forth the grant date value of our stock option and restricted stock awards to our named executive officers. Except for Mr. Busky’s award discussed below, these awards vest in four equal annual installments beginning one year after the grant date. Additional details regarding our equity grants, including vesting schedules for awards, are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table.

	2014 Long-Term Equity Incentives
Name	Grant Date Value of Options ($)	Grant Date Value of Restricted Stock ($)	Total Value ($)
Eric D. Belcher	$597,122	$597,122	$1,194,244
Joseph M. Busky	—	2,000,000	2,000,000
John D. Eisel	191,931	191,931	383,861
Ronald C. Provenzano	165,500	165,500	331,000

With respect to Mr. Busky, on March 18, 2014, the Compensation Committee approved a special retention equity grant valued at $2,000,000, issued in the form of restricted stock on March 21, 2014. This special retention equity grant was issued in lieu of any ordinary long-term equity incentive opportunities that Mr. Busky would otherwise have been eligible to receive in 2014, 2015, and 2016. The restricted stock award was initially scheduled to vest in full on March 21, 2017, subject to Mr. Busky’s continued employment through such date, with accelerated vesting in the event of a change in control or if Mr. Busky’s employment is terminated by the Company without cause or by Mr. Busky for good reason. As described below, the Compensation Committee subsequently approved the amendment of Mr. Busky’s special equity retention grant as part of the January 2015 Transition Agreement. As amended, 33% of the shares vested on April 8, 2015, and the remaining shares were forfeited.

Stock Options.  Our stock options are granted under the terms and conditions of the 2006 Plan, and generally have a 10-year contractual exercise term. We have traditionally used stock options as a form of equity compensation because stock options provide a relatively straightforward incentive for our executives, and result in less immediate dilution of existing stockholders’ interests. All grants of stock options to our employees are granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates. Grants of stock options become vested in accordance with such terms and conditions and during such periods as may be established by the Compensation Committee and set forth in the applicable award agreement. For a discussion of the determination of the fair market value of these grants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Stock-Based Compensation” in our Annual Report on Form 10-K.

Restricted Stock Awards.  Our restricted stock awards are granted under the terms and conditions of the 2006 Plan. We have traditionally used restricted stock as a form of equity compensation because restricted stock provides a relatively straightforward incentive and retention tool for our executives, and aligns our executives’ interests with stockholders’ interests. The grant of a share of restricted stock entitles the participant to receive a share of our common stock that becomes transferable upon completing a specified period of service and/or the achievement of specific performance objectives. Grants of restricted stock become vested in accordance with such terms and conditions and during such periods as may be established by the Compensation Committee and set forth in the applicable award agreement.

Determining 2015 Executive Compensation

2015 Base Salary.  Taking into consideration the Company’s performance in 2014, the individual performance of our named executive officers, and the competitive benchmarking results from our annual executive compensation review, on February 10, 2015, the Compensation Committee determined that the annual base salaries of our Chief Executive Officer, former Chief Financial Officer and Chief Operating Officer would remain at current levels (i.e., $700,000 for Mr. Belcher, $460,000 for Mr. Busky and $350,000 for Mr. Eisel); the annual base salary of our General Counsel was increased to $340,000 for 2015 from $320,000 in 2014.

	Comparative Information for 2014 Base Salary Rates
Name	Base Salary Rate in 2014 ($)	Base Salary Rate Effective April 1, 2015 ($)	Percentage Increase (%)
Eric D. Belcher	$700,000	$700,000	0%
Joseph M. Busky(1)	460,000	460,000	0
John D. Eisel	350,000	350,000	0
Ronald C. Provenzano	320,000	340,000	6

(1)	Mr. Busky resigned as Chief Financial Officer effective March 9, 2015 and became a non-executive employee of the Company. Pursuant to the terms of the January 2015 Transition Agreement (described in greater detail in “— Employment Agreements” below), Mr. Busky will continue to receive the same base salary in effect immediately prior to January 19, 2015 while he remains employed by the Company. Ryan K. Spohn was appointed as interim Chief Financial Officer effective March 9, 2015.

2015 Annual Cash Incentives.  The 2015 target opportunities under the Annual Incentive Plan were approved by the Compensation Committee on February 10, 2015. The target bonus award is 115% of the base salary for the Chief Executive Officer and 60% of the base salary for the General Counsel. The maximum bonus awards payable to the Chief Executive Officer and the General Counsel are 200% of such target amounts. Mr. Eisel’s annual incentive for 2015 remains as described above. As explained further in “— Employment Agreements” below, the Transition Agreement pursuant to which Mr. Busky resigned as an executive officer effective March 9, 2015 provides that he is eligible for a bonus award only for 2014.

2015 Long-Term Equity Incentives.  As of the date of this proxy filing, the Compensation Committee has not yet determined the target value of long-term equity incentive opportunities to be granted to our current executive officers in 2015. The Compensation Committee intends to make these determinations in May or June of 2015.

Other Executive Compensation Practices, Arrangements and Policies

Executive Benefits and Perquisites.  We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. In 2014, we provided a 401(k) matching contribution equal to 12.5% of an employee’s contributions under our 401(k) plan, capped at the lesser of 5% of the employee’s salary, or $6,000. Mr. Belcher, Mr. Busky, Mr. Eisel, and Mr. Provenzano received matching contributions of $6,000 each for 2014. In 2014, we provided reimbursements for automobile lease payments and medical insurance premiums to our named executive officers. We offer these benefits, at relatively low cost, to remain competitive in the marketplace for executive talent.

Change in Control and Severance Benefits.  We provide the opportunity for certain of our named executive officers to be protected under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position. We believe our arrangements are reasonable and consistent with market practices. Cash severance is limited to one year of salary continuation for Messrs. Eisel, and Provenzano (at a rate equal to their then current base salary) and two years of salary continuation (at a rate equal to his then current base salary) plus one year’s target annual bonus for Mr. Belcher; there is no severance increase with a change in control. Further, the employment agreements of Mr. Belcher and Mr. Eisel were amended, effective February 22, 2013, to eliminate the “modified single-trigger” severance provisions that (1) required the executive to continue employment for nine months following a change in control and (2) provided that the executive’s resignation for any reason during the ninety days following such nine month period would constitute “good reason” entitling the executive to severance benefits. In addition, Mr. Belcher’s unvested options and restricted stock and Mr. Eisel’s 2011 options and restricted stock will all vest upon a change in control, and effective April 2015, Mr. Eisel’s and Mr. Provenzano’s unvested options and restricted stock will all vest upon a change in control, all subject to conditions in the applicable agreements.

We entered into a transition agreement, dated as of January 19, 2015, in connection with Mr. Busky’s resignation as Chief Financial Officer (the “January 2015 Transition Agreement”). The January 2015 Transition Agreement provides for: (i) a transition period from March 9, 2015 through June 30, 2015, (ii) salary continuation and health benefits through November 15, 2015, (iii) continued eligibility to receive an annual bonus with respect to the 2014 calendar year and (iv) accelerated vesting or forfeiture, as applicable, of certain equity awards under the 2006 Plan.

See “— Employment Agreements” and “— Potential Payments upon Termination or Change in Control” below for a more detailed discussion of these employment, severance and change in control arrangements.

Regulatory Considerations.  We have designed our incentive plans so that certain awards paid thereunder may qualify as performance-based compensation under Section 162(m) of the Code to the extent that Section 162(m) applies to us. However, we reserve the right to award compensation that is not deductible under Section 162(m). We will consider the size and frequency of any future stock option and restricted stock awards under our long-term equity incentive program based on Company and individual performance and other market factors.

Stock Ownership Guidelines.  On May 26, 2011, the Compensation Committee approved stock ownership guidelines for the named executive officers of the Company. Under the stock ownership guidelines, the named executive officers are expected to hold common stock with a value equal to a designated multiple of annual base salary. The Chief Executive Officer must hold stock with a value equal to four times his annual base salary and the other named executive officers must hold stock with a value equal to three times their respective annual base salaries. The named executive officers are required to meet these guidelines within three years of becoming subject to them. Shares that count toward satisfaction of the stock ownership guidelines include:

•	shares owned outright by the executive officer or his or her immediate family members residing in the same household;
•	shares held in trust for the benefit of the executive officer or his or her immediate family members;
•	shares acquired upon stock option exercise;
•	shares purchased in the open market;
•	restricted stock granted under our equity incentive plan; and
•	shares subject to stock options that are fully vested, after deducting shares that would be required to be sold or surrendered to cover the applicable exercise price.

In the event the stock ownership guidelines place a severe hardship on an executive officer, our Compensation Committee will make the final decision as to developing an alternative stock ownership guideline for such executive officer that reflects the intention of the stock ownership guidelines and his or her personal circumstances. As of December 31, 2014, our Chief Executive Officer and former Chief Financial Officer met and exceeded the stock ownership guidelines. As of December 31, 2014, our Chief Operating Officer and General Counsel have not met the stock ownership guidelines due in large part to the realizable value of their equity awards being significantly less, in aggregate, than the grant date fair value of such awards. The Compensation Committee has granted an extension to June 30, 2016 for these executive officers to meet the stock ownership guidelines, and in the interim these executive officers remain subject to the Stock Holding Policy described below.

Stock Holding Policy.  On April 21, 2014, as an enhancement to our stock ownership guidelines, our Compensation Committee adopted a holding policy requiring our executive officers and directors to hold and refrain from selling any shares of our common stock acquired through equity awards (net of shares withheld or sold in order to satisfy tax obligations or exercise prices) until the executive officer or director has satisfied the ownership requirements in the applicable stock ownership guidelines.

Hedging/Pledging Policy.  Under the Company’s long-standing trading policy, there are various restrictions on trading in the Company’s stock, including during blackout periods. As an enhancement to the trading policy, on April 21, 2014, the Board adopted an additional policy prohibiting executive officers and directors from (i) entering into hedging, short sale or monetization transactions involving Company stock and (ii) holding Company stock in a margin account or pledging Company stock as collateral for a loan. Limited exceptions to the margin account/pledging prohibition may be granted by the Company’s General Counsel.

Shareholder Outreach.  Beginning in 2013, we initiated a shareholder governance outreach program, in order to obtain input from our large shareholders on governance and related practices, including executive compensation. From June 2014 through February 2015, our General Counsel, on behalf of the Board, held telephonic meetings with representatives of institutional shareholders representing more than 30% of shares outstanding based on shares owned on the applicable meeting date. The feedback received in these meetings has informed our Board’s and Compensation Committee’s decisions concerning governance and executive compensation matters. Our Board and Compensation Committee intend to continue this outreach program.

Executive Compensation

The following table sets forth the information regarding 2014 compensation for each of our named executive officers. 2013 and 2012 information is presented for executives who were also named executive officers during those years.

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Eric D. Belcher Chief Executive Officer and President	2014	700,000	—	597,122	597,122	989,000	43,332	2,926,576
	2013	700,000	—	700,000	700,000	446,000	35,846	2,581,846
	2012	687,500	—	550,000	550,000	675,000	37,646	2,500,146
Joseph M. Busky Former Chief Financial Officer	2014	457,500	—	—	2,000,000	339,000	40,932	2,837,432
	2013	450,000	—	300,000	300,000	162,000	33,446	1,245,446
	2012	443,750	—	200,000	200,000	215,000	35,246	1,093,996
John D. Eisel Chief Operating Officer	2014	350,000	—	191,931	191,931	3,546	32,532	769,940
	2013	350,000	—	125,000	125,000	126,000	26,499	752,499
	2012	312,692	—	100,000	100,000	200,000	28,299	740,991
Ronald C. Provenzano General Counsel	2014	315,000	—	165,500	165,500	197,000	31,332	874,332
	2013	300,000	—	—	112,500	90,000	23,846	526,346

(1)	Amounts represent the full grant date fair value of the stock option awards and restricted stock awards granted in 2014, 2013, and 2012 calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the stock option awards and restricted stock awards, please see Note 2 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(2)	Consists of 401(k) matching contributions, reimbursed car payments and medical insurance premiums.

For a description of the material terms of employment agreements with our named executive officers, see “— Employment Agreements.”

2014 GRANTS OF PLAN-BASED AWARDS

The following table provides information for each of the Company’s named executive officers regarding 2014 plan-based awards.

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)/sh	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Eric D. Belcher	Annual Incentive Award		$402,500	$805,000	$1,610,000	—	—	—	—
	Restricted Stock	6/13/2014	—	—	—	83,165	—	—	$597,122
	Stock Options	6/13/2014	—	—	—	—	168,203	$7.18	$597,122
Joseph M. Busky	Annual Incentive Award		$138,000	$276,000	$552,000	—	—	—	—
	Restricted Stock	3/21/14	—	—	—	244,798	—	—	$2,000,000
John D. Eisel	Individual Incentive Award		$—	$3,546	$—	—	—	—	—
	Restricted Stock	6/13/2014	—	—	—	26,731	—	—	$191,931
	Stock Options	6/13/2014	—	—	—	—	54,065	$7.18	$191,931
Ronald C. Provenzano	Annual Incentive Award		$80,000	$160,000	$320,000	—	—	—	—
	Restricted Stock	6/13/2014	—	—	—	23,050	—	—	$165,500
	Stock Options	6/13/2014	—	—	—	—	46,620	7.18	$165,500

(1)	These represent potential incentive opportunities for 2014 annual incentive awards. Because Mr. Eisel does not have a fixed target bonus amount, the amount reported in this column represents the actual amount earned for his 2014 performance. Actual amounts earned for the other named executive officers for 2014 performance are reported in the Summary Compensation Table.
(2)	Values based on the closing price of a share of our common stock on the date of grant. The exercise price for options granted to Belcher, Provenzano, and Eisel is $7.18. Values for restricted stock awards are based on the closing price of a share of our common stock on the date of grant. Values for option grants are based on the grant date value calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the option awards and restricted stock awards, please see Notes 2 and 14 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Employee Benefit Plans

2004 Unit Option Plan

Effective January 1, 2004, we adopted the InnerWorkings, LLC 2004 Unit Option Plan. The principal purpose of the Unit Option Plan has been to attract, retain and reward selected employees, consultants and directors through the granting of non-qualified stock options.

Upon adoption of our 2006 Plan, the Unit Option Plan was merged into the 2006 Plan and ceased to separately exist. Except with respect to rights that may be protected under prior award agreements, outstanding awards under the Unit Option Plan are now subject to the 2006 Plan. The awards remaining under the Unit Option Plan were rolled into the 2006 Plan. No additional awards may be made under the Unit Option Plan on or after the effective date of the 2006 Plan.

2006 Stock Incentive Plan

We maintain the InnerWorkings, Inc. 2006 Stock Incentive Plan. The principal purpose of the 2006 Plan is to attract, motivate, reward and retain selected employees, consultants and directors through the granting of stock-based compensation awards. The 2006 Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, performance-based awards and other stock-based awards. On April 21, 2014, our Compensation Committee approved the amended and restated 2006 Plan, which amendment and restatement (i) increases the maximum number of shares of common stock that may be issued under the plan by 2,200,000, from 5,650,000 to 7,850,000, and (ii) reiterates the performance based goals used in granting performance based awards under the 2006 Plan to be approved by stockholders for purposes of Section 162(m) of the Code. Stockholders approved the amended and restated 2006 Plan at the Company’s June 13, 2014 annual meeting.

Annual Incentive Plan

We maintain the InnerWorkings Annual Incentive Plan that rewards employees for meeting and exceeding annual performance goals established by the Compensation Committee based on one or more criteria set forth in the Annual Incentive Plan.

Eligibility to participate in the Annual Incentive Plan is limited to substantially all regular full-time and part-time employees. Temporary employees, any independent contractors, and certain other specified classifications are not eligible to participate in the Annual Incentive Plan.

Employees are eligible to receive bonuses based on meeting operational and financial goals that may be stated (a) as goals of the company, a subsidiary, or a portion thereof, (b) on an absolute basis and/or relative to other companies, or (c) separately for one or more participants or business units. The objective performance goals for the Annual Incentive Plan are established by our Compensation Committee at the beginning of the year. Bonus payouts are determined within a reasonable time after the end of the performance period.

Our Compensation Committee administers the Annual Incentive Plan and has the authority to construe, interpret and implement the Annual Incentive Plan and prescribe, amend and rescind rules and regulations relating to the Annual Incentive Plan. The determination of the Compensation Committee on all matters relating to the Annual Incentive Plan or any award agreement will be final, binding and conclusive. The Annual Incentive Plan may be amended or terminated by the Compensation Committee or our Board. However, the Annual Incentive Plan may not be amended without the prior approval of our stockholders, if such approval is necessary to qualify bonuses as performance-based compensation under Section 162(m) of the Code.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Eric D. Belcher	17,845	—		0.65	9/14/2015	12,895	(2)	100,452
	100,000	—		1.00	10/1/2015	22,976	(3)	178,983
	161,031	—		14.36	1/22/2018	34,884	(4)	271,746
	575,000	—		6.00	11/14/2018	83,165	(5)	647,855
	75,714	25,238	(2)	8.24	6/23/2021	—		—
	45,834	45,834	(3)	11.97	3/15/2022	—		—
	30,224	90,674	(4)	15.05	3/15/2023	—		—
	—	168,203	(5)	7.18	6/13/2024	—		—
Joseph M. Busky	152,091	—		12.54	7/16/2018	5,006	(2)	38,997
	29,394	9,798	(2)	8.24	6/23/2021	8,354	(3)	65,078
	16,668	16,668	(3)	11.97	3/15/2022	14,951	(4)	116,468
	12,953	38,860	(4)	15.05	3/15/2023	244,798	(9)	1,906,976
John D. Eisel	99,732	33,247	(6)	7.58	9/20/2021	16,493	(6)	128,480
	8,318	8,321	(7)	12.24	9/14/2022	4,086	(7)	31,830
	5,397	16,192	(4)	15.05	3/15/2023	6,230	(4)	48,532
	—	54,065	(5)	7.18	6/13/2024	26,731	(5)	208,234
Ronald C. Provenzano	25,338	38,007	(8)	12.10	9/4/2022	18,596	(8)	144,863
	—	46,620	(5)	7.18	6/13/2024	13,833	(10)	107,759
	—	—		—	—	23,050	(5)	179,560

(1)	The market value of unvested stock awards is calculated by multiplying the number of shares or units of stock that have not vested by $7.79, the Company’s closing stock price on December 31, 2014, the last trading day of the 2014 fiscal year.
(2)	Vests on June 23, 2015. As to Mr. Busky, pursuant to the terms of the January 2015 Transition Agreement, vests on June 23, 2015 subject to Mr. Busky’s continued employment through June 30, 2015.
(3)	Vests in two equal annual installments beginning on March 15, 2015. As to Mr. Busky, pursuant to the terms of the Transition Agreement the second annual installment will be forfeited.
(4)	Vests in three equal annual installments beginning on March 15, 2015. As to Mr. Busky, pursuant to the terms of the Transition Agreement the second and third annual installments will be forfeited.
(5)	Vests in four equal annual installments beginning on June 13, 2015.
(6)	Vests on September 20, 2015.
(7)	Vests in two equal annual installments beginning on September 14, 2015.
(8)	Vests in three equal annual installments beginning on September 4, 2015.
(9)	Pursuant to the terms of the January 2015 Transition Agreement, 81,600 shares vested on April 8, 2015 and the remaining 163,198 shares were cancelled and forfeited as of March 9, 2015.
(10)	Vests in three equal annual installments beginning on November 12, 2015.

2014 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the number of shares acquired and the value realized by our named executive officers upon the exercise of option awards and the vesting of restricted stock awards during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Eric D. Belcher	8,000	54,800	48,511	378,546
Joseph M. Busky	—	—	20,608	172,319
John D. Eisel	—	—	24,666	195,141
Ronald C. Provenzano	—	—	10,808	88,643

(1)	Value realized upon the exercise of option awards is based on: (i) if the exercise involves a sale of some or all of the exercised shares, the difference between the actual price at which the exercised shares were sold and the exercise price of the options, or (ii) in all other cases, the difference between the closing market price of our common stock as reported on the NASDAQ Global Market on the date of exercise and the exercise price of the options.
(2)	Value based on the closing market price of our common stock as reported on NASDAQ Global Market on the date of vesting.

2014 PENSION BENEFITS

We do not maintain any qualified or non-qualified defined benefit plans.

2014 NONQUALIFIED DEFERRED COMPENSATION

We do not maintain any non-qualified deferred compensation plans.

Employment Agreements

Employment Agreement with Eric D. Belcher

We entered into an amended and restated employment agreement with Eric D. Belcher, our Chief Executive Officer, effective January 1, 2014, upon the expiration of his prior employment agreement effective December 31, 2014. Mr. Belcher’s original employment agreement was entered into in June 2005, and was subsequently amended and restated effective January 1, 2009. The employment agreement provides that the amount of Mr. Belcher’s base salary will be determined annually by our Board, but will not be less than $700,000 per annum. Additionally, Mr. Belcher will receive a target annual bonus under the Company’s Annual Incentive Plan of no less than 115% of his base salary if the Company meets its annual targets, with a maximum bonus eligibility not to exceed 200% of his bonus target. Mr. Belcher will also be eligible to receive long-term incentive awards with a targeted grant date value of 200% of his base salary, subject to adjustment by the Compensation Committee in its sole discretion.

In connection with the execution of his original employment agreement in June 2005, Mr. Belcher received options to purchase 105,000 shares of common stock at an exercise price of $1.00 per share. These options vested upon the completion of our initial public offering and all have been exercised. Also in connection with his original employment agreement, Mr. Belcher was granted options to purchase 120,000 and 100,000 shares of common stock in September 2005 and October 2005, respectively. These grants have exercise prices of $0.65 and $1.00, respectively, which were the fair market values of our stock at the time of the grant, based on an independent valuation. These option grants are fully vested with 25,845 and 100,000 shares remaining unexercised, respectively, as of December 31, 2014.

In January 2008, in connection with an amendment of Mr. Belcher’s employment agreement, he was granted 69,638 shares of restricted stock which vest ratably over four years and are all fully vested as of December 31, 2012. Vesting of these shares would have accelerated in the event of a change in control of the Company.

In November 2008, in connection with Mr. Belcher’s appointment as Chief Executive Officer effective January 1, 2009, Mr. Belcher was granted options to purchase 575,000 shares of common stock at an exercise price of $6.00 per share, which vest ratably over five years. Vesting of these options will accelerate in the event of a change in control of the Company.

Upon execution of his 2009 amended and restated employment agreement, Mr. Belcher was paid a long term cash incentive bonus of $400,000, which was repayable on a pro rata basis if Mr. Belcher’s employment had terminated under certain circumstances up to January 1, 2012.

Pursuant to his amended and restated employment agreement, Mr. Belcher’s employment may be terminated, with or without cause, by our Board. If we terminate Mr. Belcher’s employment for cause (as described below) or on account of death or disability, or if Mr. Belcher terminates his employment for any reason other than a good reason (as described below), Mr. Belcher is entitled to no further compensation or benefits other than those earned through the date of termination. If we terminate Mr. Belcher’s employment for any reason other than for cause, death or disability, or if Mr. Belcher terminates his employment for good reason, we will provide the following severance benefits:

•	continued payment of base salary at his rate then in effect for twenty-four months following termination,
•	his target annual bonus for the fiscal year in which the date of termination occurs, plus his pro-rated annual bonus based on actual performance for the year in which the date of termination occurs,
•	immediate vesting of all outstanding equity-based awards which would otherwise have vested based solely on the passage of time if his employment had continued for a period of 24 months following the termination,
•	immediate vesting of a portion of all outstanding equity-based awards which would otherwise vested based on performance (which shall not exceed 100% of such award) as if he had remained employed until the last day of the performance period, pro rated based on the number of full calendar months elapsed during the performance period through the date of termination plus an additional 24 months, and
•	if the qualifying termination occurs within 90 days before or 24 months after a change in control, immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards), and
•	any outstanding accrued obligations.

“Cause” is defined in Mr. Belcher’s employment agreement as the occurrence of any of the following:

•	theft, dishonesty, or falsification of employment or Company records by Mr. Belcher;
•	the Board’s determination that Mr. Belcher has committed a felony or any act involving moral turpitude;
•	the Board’s determination that Mr. Belcher has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or
•	Mr. Belcher’s continuing material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good reason” is defined in Mr. Belcher’s employment agreement as the occurrence of any of the following:

•	a material reduction of Mr. Belcher’s duties or authority under, or assignment of duties that are materially inconsistent with, the terms of his employment agreement, or the Company’s failure to appoint or reelect Mr. Belcher to his positions under his employment agreement (however, such an event in and of itself shall not constitute good reason during the nine month period following a change in control);
•	a relocation of Mr. Belcher’s office to more than 100 miles from the Company’s current office without his consent; or
•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

Mr. Belcher’s employment agreement expires December 31, 2015, and shall renew automatically beginning on such date for successive one-year periods unless either party delivers a notice of non-renewal.

Employment and Transition Agreements with Joseph M. Busky

We entered into an amended and restated employment agreement with Joseph M. Busky, our former Chief Financial Officer, effective April 30, 2012. Mr. Busky’s original employment agreement was entered into in July of 2008.

Prior to his resignation as our Chief Financial Officer effective March 9, 2015, Mr. Busky’s amended and restated employment agreement provided that the amount of Mr. Busky’s base salary would be determined annually by our Board, but would not be less than $450,000 per annum. Additionally, Mr. Busky would receive a target annual bonus of 50% of his base salary if the Company met its annual targets, with a maximum bonus eligibility not to exceed 200% of his bonus target. The actual amount of the annual bonus was discretionary and determined based upon Mr. Busky’s performance, our performance and certain performance targets approved by our Board (and by the Compensation Committee under our Annual Incentive Plan). The agreement also contains customary non-competition and non-solicitation provisions.

Mr. Busky’s employment could be terminated, with or without cause, by the Company. If we terminated Mr. Busky’s employment for cause (as described below) or on account of death or disability, or if Mr. Busky terminated his own employment for any reason other than for good reason (as described below), Mr. Busky was generally entitled to no further compensation or benefits other than those earned through the date of termination. If we terminated Mr. Busky’s employment for any reason other than for cause, death or disability, or if Mr. Busky terminated his own employment for good reason, we would continue to pay base salary for 12 months following termination. Mr. Busky would also have been entitled to immediate vesting of all equity awards granted on or about July 16, 2008. These awards were fully vested as of December 31, 2012.

“Cause” was defined in Mr. Busky’s employment agreement as the occurrence of any of the following:

•	Mr. Busky’s failure to perform reasonably assigned duties following his receipt of written notice of the failure and a reasonable opportunity to remedy it;
•	theft, dishonesty, or falsification of employment or Company records by Mr. Busky;
•	the Company’s determination that Mr. Busky has committed a felony or any act involving moral turpitude;
•	the Company’s determination that Mr. Busky has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or
•	Mr. Busky’s material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good reason” was defined in Mr. Busky’s employment agreement as the occurrence of any of the following:

•	a material reduction in Mr. Busky’s duties or responsibilities below what is customary for a chief financial officer at a similar company without his consent;
•	a relocation of Mr. Busky’s office to more than 100 miles from the Company’s current office without his consent; or
•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

If, during the three months prior to the public announcement of a proposed change of control or at any time following a change of control, Mr. Busky’s employment was terminated by us for any reason other than cause, or terminated by him for good reason, Mr. Busky was entitled to full vesting of all equity awards granted on or about July 16, 2008. “Change of Control” had the same definition as set forth in our 2006 Plan.

We entered into the January 2015 Transition Agreement, dated as of January 19, 2015, in connection with Mr. Busky’s resignation as Chief Financial Officer. The January 2015 Transition Agreement modifies certain provisions of Mr. Busky’s amended and restated employment agreement and provides for Mr. Busky’s continued employment with the Company as a non-executive employee following his resignation as Chief Financial Officer through June 30, 2015 (the “Termination Date”).

If Mr. Busky remains continuously employed with the Company through the Termination Date, and conditioned upon his execution and non-revocation of a release of claims, he will be entitled to receive the following payments and benefits through November 15, 2015 (if Mr. Busky commences alternate employment prior to such date, such payments and benefits will cease as of such commencement date other than coverage under the indemnification agreements):

•	continued receipt of the same base salary in effect immediately prior to January 19, 2015 through November 15, 2015;
•	continued benefits under the Company’s executive and employee benefit plans, insurance programs, indemnification agreements and expense reimbursement programs through November 15, 2015; and
•	subject to Mr. Busky’s election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), cash payments from the Company equal to Mr. Busky’s premiums for such continuation coverage through November 15, 2015.

Conditioned upon his execution and non-revocation of a release of claims, (i) Mr. Busky received his annual bonus for the 2014 calendar year, with a percentage achievement of target performance no less than that of the Chief Executive Officer and (ii) Mr. Busky’s outstanding equity awards under the 2006 Plan were modified, as follows:

•	because Mr. Busky was still employed by the Company as of March 9, 2015, 33% of the restricted stock award granted as of March 21, 2014 vested on April 8, 2015 and the remaining shares under such grant were cancelled and forfeited as of March 9, 2015;
•	Any vested stock options will remain exercisable until the two-year anniversary of the earlier to occur of the date of Mr. Busky’s termination of employment or the Termination Date; and
•	So long as Mr. Busky remains continuously employed by the Company through the Termination Date and does not commence employment at another company prior to the Termination Date, (a) he will continue to vest in all other equity-based awards through the Termination Date, subject to the terms of the applicable award agreements, and (b) any unvested portion of such awards will terminate and be forfeited as of the Termination Date.

Employment Agreement with John D. Eisel

We entered into an employment agreement with John D. Eisel, our Chief Operating Officer, effective September 20, 2011. Under the employment agreement, Mr. Eisel will receive a base salary of not less than $300,000 per annum and, after the one year anniversary of his start date, not less than $350,000 per annum.

The Company also agreed to grant Mr. Eisel a $100,000 cash signing bonus, which is repayable on a pro rata basis under certain circumstances. In addition, the Company agreed to grant Mr. Eisel $1,000,000 in stock-based compensation, consisting of 50% in common stock options, which vest ratably over a four-year period, and 50% in restricted shares of common stock, which vest ratably over a four-year period. These awards are subject to the Company’s standard terms and conditions for stock option and restricted stock grants. The employment agreement was amended, effective January 1, 2014, to provide that, instead of an annual bonus under the Company’s Annual Incentive Plan, Mr. Eisel will be eligible to receive 5% of gross profit up to $2,000,000 and 15% of gross profit over $2,000,000 relative to orders invoiced on specified accounts for the 2014 bonus plan year, and for the 2015 and 2016 bonus plan years, Mr. Eisel will be eligible to receive 10% of gross profit relative to orders invoiced on specified accounts. The amendment also provides that Mr. Eisel is eligible to receive commissions on new business, as described in the amendment.

Mr. Eisel’s employment may be terminated, with or without cause, by the Company. If the Company terminates Mr. Eisel’s employment for cause (as described below) or on account of death or disability, or if Mr. Eisel terminates his own employment for any reason other than for good reason (as described below), Mr. Eisel is generally entitled to no further compensation or benefits other than those earned through the date of termination, plus continued bonus and commissions on new business for a period of one year following termination. If we terminate Mr. Eisel’s employment for any reason other than for cause, death or disability, or if Mr. Eisel terminates his own employment for good reason, we will continue to pay base salary for 12 months following termination. Mr. Eisel is also entitled to immediate vesting of all equity awards granted on or about September 20, 2011 for a period of 24 months after his termination as if Mr. Eisel had remained an employee of the Company.

“Cause” is defined in Mr. Eisel’s employment agreement as the occurrence of any of the following:

•	Mr. Eisel’s failure to perform reasonably assigned duties following his receipt of written notice of the failure and a reasonable opportunity to remedy it;
•	theft, dishonesty, or falsification of employment or Company records by Mr. Eisel;
•	the Company’s determination that Mr. Eisel has committed a felony or any act involving moral turpitude;
•	the Company’s determination that Mr. Eisel has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or
•	Mr. Eisel’s material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good Reason” is defined in Mr. Eisel’s employment agreement as the occurrence of any of the following:

•	a material reduction in Mr. Eisel’s duties or responsibilities below what is customary for a chief operating officer at a similar company without his consent;
•	a relocation of Mr. Eisel’s office to more than 100 miles from the Company’s current office without his consent; or
•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

Mr. Eisel’s employment agreement was amended, effective February 22, 2013, to eliminate the “modified single-trigger” severance provisions that (1) required him to continue employment for 9 months following a change in control and (2) provided that Mr. Eisel’s resignation for any reason during the 90 days following such 9 month period would constitute “good reason” entitling him to severance benefits.

Mr. Eisel’s employment agreement was further amended, effective April 6, 2015, to provide that, on and after such date, all outstanding equity awards would become immediately vested if Mr. Eisel experiences a qualifying termination of employment in connection with a change of control of the Company. In addition, Mr. Eisel would receive immediate vesting of all equity awards if a successor entity fails to assume or replace his outstanding equity awards with economically equivalent awards upon a change in control of the Company.

Employment Agreement with Ronald C. Provenzano

We entered into an employment agreement with Ronald C. Provenzano, our General Counsel, effective August 23, 2012. Under the employment agreement, Mr. Provenzano received a base salary of $250,000 per annum for 2012, and will receive a base salary of $300,000 per annum starting in 2013. The employment agreement also provides that Mr. Provenzano will be eligible for an annual performance bonus, with an annual target bonus amount equal to not less than 50% of his base salary. The Company also agreed to grant Mr. Provenzano an equity grant upon signing equal in value to $750,000, consisting of 50% in common stock options, which vest ratably over a five-year period, and 50% in restricted shares of common stock, which vest ratably over a five-year period. These awards are subject to the Company’s standard terms and conditions for stock option and restricted stock grants.

Mr. Provenzano’s employment may be terminated, with or without cause, by the Company. If the Company terminates Mr. Provenzano’s employment for cause (as described below) or on account of death or disability, or if Mr. Provenzano terminates his own employment for any reason other than for good reason (as described below), Mr. Provenzano is generally entitled to no further compensation or benefits other than those earned through the date of termination. If we terminate Mr. Provenzano’s employment for any reason other than for cause, death or disability, or if Mr. Provenzano terminates his own employment for good reason, we will continue to pay base salary for 12 months following termination. Mr. Provenzano is also entitled to immediate vesting of all equity awards granted on or about August 23, 2012 for a period of 24 months after his termination as if Mr. Provenzano had remained an employee of the Company.

“Cause” is defined in Mr. Provenzano’s employment agreement as the occurrence of any of the following:

•	theft, dishonesty, or falsification of employment or Company records by Mr. Provenzano;
•	the Company’s determination that Mr. Provenzano has committed a felony or any act involving moral turpitude;
•	the Company’s determination that Mr. Provenzano has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or
•	Mr. Provenzano’s material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good Reason” is defined in Mr. Provenzano’s employment agreement as the occurrence of any of the following:

•	a material reduction in Mr. Provenzano’s duties or responsibilities below, or assignment of duties that are materially inconsistent with, the duties and authority set forth in his employment agreement;
•	a relocation of Mr. Provenzano’s office to more than 100 miles from the Company’s current office without his consent; or
•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

Mr. Provenzano’s employment agreement was further amended, effective April 6, 2015, to provide that, on and after such date, all outstanding equity awards would become immediately vested if Mr. Provenzano experiences a qualifying termination of employment in connection with a change of control of the Company. In addition, Mr. Provenzano would receive immediate vesting of all equity awards if a successor entity fails to assume or replace his outstanding equity awards with economically equivalent awards upon a change in control of the Company.

POTENTIAL PAYMENTS UPON TERMINATION AND/OR CHANGE IN CONTROL

Assuming the employment of our named executive officers were to be terminated without cause or for good reason, each as of December 31, 2014, the following individuals would be entitled to payments in the amounts set forth opposite to their name in the below table:

Named Executive Officer	Cash Severance
Eric D. Belcher	$91,875 per month for 24 months
Joseph M. Busky	$37,500 per month for 12 months
John D. Eisel	$29,167 per month for 12 months
Ronald C. Provenzano	$25,000 per month for 12 months

We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive without good reason. No severance or benefits are provided for any of the executive officers in the event of death or disability. A change in control does not affect the amount or timing of these cash severance payments. In addition to the above cash severance, Mr. Eisel would be entitled to continued bonus and commission compensation for one year following termination without cause or for good reason; for 2014 such amounts were $3,546.

Assuming the employment of our named executive officers were to be terminated without cause or for good reason, each as of December 31, 2014, the following individuals would be entitled to accelerated vesting of their outstanding stock options and restricted stock awards described in the table below:

Named Executive Officer	Value of Equity Awards: Termination Without Cause or for Good Reason(1)	Value of Equity Awards: In Connection With a Change in Control(1)
Eric D. Belcher	Additional vesting of all qualified equity awards that would have otherwise occurred if employed during 24 months after termination: 100,710 restricted stock awards with a value of $784,527 and 84,102 options with a value of $51,302. All other awards which would have become immediately vested had already vested as of December 31, 2014.	Immediate vesting of all qualified unvested options and restricted stock awards: 153,920 restricted stock awards with a value of $1,199,037 and 329,949 options with a value of $102,604. All other awards which would have become immediately vested had already vested as of December 31, 2014.
Joseph M. Busky(2)	Immediate vesting of 244,798 retention restricted stock awards with a value of $1,906,976. All other awards which would have become immediately vested had already vested as of December 31, 2014.	Immediate vesting of 244,798 retention restricted stock awards with a value of $1,906,976. All other awards which would have become immediately vested had already vested as of December 31, 2014.
John D. Eisel	Additional vesting of qualified equity from September 2011 equity grants that would have otherwise occurred if employed during 24 months after termination: 16,493 restricted stock awards with a value of $128,480 and 33,247 options with a value of $6,982.	Immediate vesting of all qualified unvested options and restricted stock awards granted in September of 2011: 16,493 restricted stock awards with a value of $128,480 and 33,247 options with a value of $6,982.
Ronald C. Provenzano	Additional vesting of qualified equity from September 2012 equity grants that would have otherwise occurred if employed during 24 months after termination: 12,397 restricted stock awards with a value of $96,571 and 25,338 options with a value of $0.	Not applicable.

(1)	Option award values are based on the aggregate difference between the respective exercise prices and the closing sale price of our common stock on December 31, 2014. Stock award values are based on the closing sale price of our common stock on December 31, 2014. Our closing stock price on December 31, 2014 was $7.79 per share.
(2)	As described above in “— Employment Agreements,” we entered into the January 2015 Transition Agreement with Mr. Busky which resulted in 33% vesting of the retention restricted stock awards on April 8, 2015 and forfeiture of the remaining shares.
(3)	As described above in “— Employment Agreements,” Mr. Eisel’s employment agreement and Mr. Provenzano’s employment agreement were amended effective April 6, 2015 to provide that, on and after such date, all outstanding equity awards would become immediately vested if Mr. Eisel or Mr. Provenzano experience a qualifying termination of employment in connection with a change of control of the Company. In addition, Messrs. Eisel and Provenzano would receive immediate vesting of all equity awards if a successor entity fails to assume or replace their outstanding equity awards with economically equivalent awards upon a change in control of the Company. If such amendments had been in effect as of December 31, 2014, the change of control equity values for Mr. Eisel would have been 53,540 restricted stock awards with a value of 417,077 and 111,825 options with a value of $39,962, and the change of control equity values for Mr. Provenzano would have been 55,479 restricted stock awards with a value of $432,181 and 84,627 options with a value of $28,438.

In connection with a termination without cause or a termination for good reason, no payments are due unless the executive executes a general release and waiver of claims against us. During the executive’s employment and for a specified period following a termination for any reason, the executive generally is subject to certain restrictive covenants, including non-competition and non-solicitation of customers and employees of the Company.

COMPENSATION AND RISK

Effects of our Compensation Programs on Risk.  All significant transactions are reviewed, and must be approved, by our senior corporate management. Therefore, even though associates in our sales offices may have performance targets that will be affected by growth or short term profitability of their divisions, they are not in a position to cause us to undertake transactions that might expose us to risks that are material to us as a company without the concurrence of our senior corporate management.

Our senior executives and other members of our senior corporate management may participate in bonus programs that are based upon achievement of performance targets that may benefit from our growth or short term profits. However, the incentives for our senior executives and other members of our senior corporate management team are balanced between short term and long term Company results, do not result in additional financial exposure to the Company, and are consistent with established industry practice. Accordingly, we do not believe that our incentive bonus programs create material incentives for our senior executives, or any other of our associates, to expose us to significant risk.

The Compensation Committee reviewed our compensation programs and policies for features that may give rise to risks that have a material adverse effect on the Company, and found that the compensation programs operate with strong governance features and do not encourage unnecessary or excessive risk taking.

2014 DIRECTOR COMPENSATION

Summary of Director Compensation

For 2014, non-employee directors earned $100,000 in equity (awarded in restricted shares). The stock awards granted to the Board during 2014 will vest on June 13, 2015. In addition, our directors were reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. Under our 2006 Stock Incentive Plan, directors are eligible to receive stock option and other equity grants at the discretion of the Compensation Committee or other administrator of the plan.

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. The following table summarizes compensation that our non-employee directors earned during 2014 for services as members of our Board, which was paid in the form of restricted stock awards:

Name	Stock Awards ($)(1)	Total ($)
Charles K. Bobrinskoy	100,000	100,000
David Fisher	100,000	100,000
Daniel M. Friedberg	100,000	100,000
J. Patrick Gallagher, Jr.	100,000	100,000
Jack M. Greenberg	100,000	100,000
Julie M. Howard	100,000	100,000
Linda S. Wolf	100,000	100,000

(1)	Represents grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718.

The aggregate option and stock awards outstanding for each person in the table set forth above as of December 31, 2014 are as follows:

	Option Awards				Stock Awards
Name	Vested	Unvested	Exercise Price	Expiration Date	Vested	Unvested
Charles K. Bobrinskoy	50,000	—	$11.86	9/2/2018	52,610	13,928
	13,441	—	$2.36	2/25/2019	—	—
	13,021	—	$6.86	6/19/2019	—	—
	11,160	—	$8.66	7/1/2021	—	—
David Fisher	1,499	—	$8.41	11/17/2021	17,806	13,928
Daniel M. Friedberg	—	—	$—	—	—	13,928
J. Patrick Gallagher, Jr.	5,082	—	$7.40	8/16/2021	19,595	13,928
Jack M. Greenberg	80,000	—	$0.65	10/1/2015	52,610	13,928
	13,441	—	$2.36	2/25/2019	—	—
	13,021	—	$6.86	6/19/2019	—	—
	11,160	—	$8.66	7/1/2021	—	—
Julie M. Howard	—	—	$—	—	13,396	13,928
Linda S. Wolf	50,000	—	$16.41	11/15/2016	52,610	13,928
	13,441	—	$2.36	2/25/2019	—	—
	13,021	—	$6.86	6/19/2019	—	—
	11,160	—	$8.66	7/1/2021	—	—

Director Stock Ownership Guidelines.  On February 5, 2013, the Compensation Committee and Board approved stock ownership guidelines for directors of the Company. Under the guidelines, non-employee directors are expected to hold common stock with a value equal to two times total annual director compensation. Directors are required to meet these guidelines within five years of becoming a member of the Board. Shares that count toward satisfaction of the stock ownership guidelines include:

•	shares owned outright by the director or his or her immediate family members residing in the same household;
•	shares held in trust for the benefit of the director or his or her immediate family members;
•	shares acquired upon stock option exercise;
•	shares purchased in the open market;
•	restricted stock granted under our equity incentive plan; and
•	shares subject to stock options that are fully vested, after deducting shares that would be required to be sold or surrendered to cover the applicable exercise price.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934 (the “Exchange Act”) that might incorporate future filings, including this proxy statement, in whole or in part, the following Report of the Compensation Committee and the Audit Committee Report shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

By the Compensation Committee
of the Board of Directors,

J. Patrick Gallagher, Jr. (Chairman)
Charles K. Bobrinskoy
David Fisher
Daniel M. Friedberg
Jack M. Greenberg
Julie M. Howard
Linda S. Wolf

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four non-employee directors, Charles K. Bobrinskoy, David Fisher, Julie M. Howard and Linda S. Wolf, each of whom the Board of Directors has determined to be an independent director as defined in the rules of NASDAQ. The Audit Committee is a standing committee of the Board of Directors and operates under a written charter adopted by the Board of Directors. The Board approved charter is available at www.inwk.com on the “Investor” page under the link “Corporate Governance.” Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (the “independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2014, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent auditors. The Audit Committee’s agenda is established by the Audit Committee’s chairman and senior members of the Company’s financial management team. The Audit Committee met in private sessions with the Company’s independent auditors at certain of its meetings, and also separately with the Company’s head of internal audit, without management representation, to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Directors,

Charles K. Bobrinskoy (Chairman)
David Fisher
Julie M. Howard
Linda S. Wolf

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL REGISTERED
PUBLIC ACCOUNTING FIRM

For the fiscal years ended December 31, 2013 and 2014, Ernst & Young LLP, our independent registered public accounting firm, billed the approximate fees set forth below:

Fees	Fiscal Year Ended December 31, 2013	Fiscal Year Ended December 31, 2014
Audit Fees(1)	$1,862,736	$1,551,316
Audit-Related Fees(2)	45,000	156,678
Tax Fees	—	—
All Other Fees	—	—
Total	$1,907,736	$1,707,994

(1)	Audit fees include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings.
(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit services for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings.

All services provided by Ernst & Young LLP during the fiscal year ended December 31, 2014 were approved by the Audit Committee.

OTHER INFORMATION

Stockholder Proposals for the 2016 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2016 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8) and received by the Secretary of the Company on or before December 26, 2015. Stockholder proposals to be presented at the 2016 annual meeting of stockholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than March 5, 2016 and no later than April 4, 2016, in accordance with the procedures in the Company’s Bylaws.

Expenses of Solicitation

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.

We have delivered only one notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. Stockholders should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit their request to our transfer agent in writing addressed to: American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219. In addition, stockholders who currently receive multiple copies of the notice at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing at the address above.

Upon request by any stockholder entitled to vote at the annual meeting, we will promptly furnish without charge a separate copy of our proxy statement or annual report to you upon written or oral request to: Investor Relations, InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654, or by telephone at 1-312-642-3700.

INNERWORKINGS, INC.
ATTN: WILL ATKINS
600 WEST CHICAGO, SUITE 850
CHICAGO, IL 60654

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M92093-P65498 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INNERWORKINGS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Jack M Greenberg	☐	☐	☐
1b. Eric D Belcher	☐	☐	☐
1c. Charles K Bobrinskoy	☐	☐	☐
1d. Daniel M Friedberg	☐	☐	☐
1e. David Fisher	☐	☐	☐
1f. J Patrick Gallagher Jr	☐	☐	☐
1g. Julie M Howard	☐	☐	☐
1h. Linda S Wolf	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.	**For**	**Against**	**Abstain**
2. Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date